Exhibit 99.2

nCUBE CORPORATION

Consolidated Financial Statements

September 30, 2004 and December 31, 2003

(With Independent Auditors’ Report Thereon)

KPMG LLP Suite 3800 1300 South West Fifth Avenue Portland, OR 97201

Independent Auditors’ Report

The Board of Directors and Shareholders

nCUBE Corporation:

We have audited the accompanying consolidated balance sheets of nCUBE Corporation and subsidiaries as of September 30, 2004 and December 31, 2003, and the related consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows for the nine-month period ended September 30, 2004 and the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of nCUBE Corporation and subsidiaries as of September 30, 2004 and December 31, 2003, and the results of their operations and their cash flows for the nine-month period ended September 30, 2004 and the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

March 4, 2005

KPMG, LLP. KPMG LLP, a limited liability partnership, is
a member of KPMG International, a Swiss association.

nCUBE CORPORATION

Consolidated Balance Sheets

September 30, 2004 and December 31, 2003

(In thousands except shares)

	2004	2003
Assets
Current assets:
Cash	$2,657	3,649
Accounts receivable, net of allowances of $1,134 at September 30,2004 and $808 at December 31,2003	7,457	7,046
Inventories	5,308	5,539
Prepaid expenses	314	290
Deferred costs related to deferred revenue	6,472	10,478

Total current assets	22,208	27,002
Property and equipment, net	2,671	3,003
Goodwill	679	679
Other assets, net	—	50

Total assets	$25,558	30,734

Liabilities and Shareholders’ Deficit
Current liabilities:
Revolving line of credit	$42,856	42,336
Notes payable to shareholder	134,103	118,103
Accounts payable	2,899	2,567
Accrued interest on debt	3,443	2,960
Accrued liabilities	2,484	1,844
Current portion, sales deposits and deferred revenue	10,758	15,810

Total current liabilities	196,543	183,620
Sales deposits and deferred revenue, less current portion	9,965	4,880

Total liabilities	206,508	188,500

Shareholders’ deficit:
Preferred stock, $0.001 par value. Authorized 2,500,000 shares; issued and outstanding 65,726 shares	—	—
Common stock, $0.001 par value. Authorized 17,000,000 shares; issued and outstanding 7,824,985 and 7,827,485 shares, respectively	8	8
Additional paid-in capital	232,973	232,971
Accumulated deficit	(411,452)	(388,436)
Accumulated other comprehensive loss	(2,479)	(2,309)

Total shareholders’ deficit	(180,950)	(157,766)

Total liabilities and shareholders’ deficit	$25,558	30,734

See accompanying notes to consolidated financial statements.

nCUBE CORPORATION

Consolidated Statements of Operations

Nine months ended September 30, 2004

and years ended December 31, 2003 and 2002

(In thousands)

	2004	2003	2002
Sales	$32,369	31,498	22,613
Cost of sales	23,605	24,356	22,626

Gross profit	8,764	7,142	(13)

Costs and expenses:
Research and development	11,074	17,270	22,358
Selling	6,530	7,810	9,198
General and administrative	2,353	3,018	6,616

	19,957	28,098	38,172

Operating loss	(11,193)	(20,956)	(38,185)

Other income (expense):
Interest income	16	22	96
Interest expense	(10,169)	(10,947)	(7,506)
Other	(1,670)	(268)	142

Total other income (expense)	(11,823)	(11,193)	(7,268)

Net loss	$(23,016)	(32,149)	(45,453)

See accompanying notes to consolidated financial statements.

nCUBE CORPORATION

Consolidated Statements of Changes in Shareholders’ Deficit

Nine months ended September 30, 2004

and years ended December 31, 2003 and 2002

(In thousands)

	Preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total
	Shares	Amount	Shares	Amount
Balances at December 31, 2001	65,726	$—	7,807,462	$8	232,953	(310,834)	1,365	(76,508)
Stock issued under employee stock plans	—	—	16,574	—	17	—	—	17
Comprehensive loss:
Net loss	—	—	—	—	—	(45,453)	—	(45,453)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(1,507)

Comprehensive loss							(1,507)	(46,960)

Balances at December 31, 2002	65,726	—	7,824,036	8	232,970	(356,287)	(142)	(123,451)
Stock issued under employee stock plans	—	—	949	—	1	—	—	1
Comprehensive loss:
Net loss	—	—	—	—	—	(32,149)	—	(32,149)
Foreign currency translation adjustment	—	—	—	—	—	—	(2,167)	(2,167)

Comprehensive loss								(34,316)

Balances at December 31, 2003	65,726	—	7,824,985	8	232,971	(388,436)	(2,309)	(157,766)
Stock issued under employee stock plans	—	—	2,500	—	2	—	—	2
Comprehensive loss:
Net loss	—	—	—	—	—	(23,016)	—	(23,016)
Foreign currency translation adjustment	—	—	—	—	—	—	(170)	(170)

Comprehensive loss								(23,186)

Balances at September 30, 2004	65,726	$—	7,827,485	$8	232,973	(411,452)	(2,479)	(180,950)

See accompanying notes to consolidated financial statements.

nCUBE CORPORATION

Consolidated Statements of Cash Flows

Nine months ended September 30, 2004

and years ended December 31, 2003 and 2002

(In thousands)

	2004	2003	2002
Cash flows from operating activities:
Net loss	$(23,016)	(32,149)	(45,453)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,378	3,050	4,012
Noncash write-down of investment to net realizable value	50	—	—
Loss on disposal of assets	1	69	161
Changes in operating assets and liabilities, net of noncash transactions:
Decrease (increase) in:
Accounts receivable	(411)	1,013	(1,456)
Inventories	(158)	2,730	(1,916)
Prepaid expenses and other assets	(24)	364	538
Deferred costs	4,006	2,696	(7,718)
Increase (decrease) in:
Accounts payable	332	(2,207)	1,539
Accrued liabilities, including interest on debt	1,123	1,407	(1,148)
Sales deposits and deferred revenue	33	(5,885)	11,479

Net cash used in operating activities	(16,686)	(28,912)	(39,962)

Cash flows from investing activities:
Acquisition of property and equipment	(658)	(1,599)	(1,022)

Net cash used in investing activities	(658)	(1,599)	(1,022)

Cash flows from financing activities:
Proceeds from revolving lines of credit	520	672	835
Proceeds of notes payable	—	81	17
Proceeds from shareholder note payable	16,000	33,550	—
Proceeds from issuance of common stock	2	1	42,253

Net cash provided by financing activities	16,522	34,304	43,105

Effect of exchange rate changes on cash	(170)	(2,167)	(1,507)

Net increase (decrease) in cash	(992)	1,626	614
Cash at beginning of period	3,649	2,023	1,409

Cash at end of period	$2,657	3,649	2,023

See accompanying notes to consolidated financial statements.

nCUBE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2004 and December 31, 2003

(1)	The Company

nCUBE Corporation (the Company or nCUBE) is a Delaware corporation that specializes in providing highly scalable, high-performance streaming media systems. nCUBE delivers solutions that combine the Company’s streaming media systems with software applications and technical services for applications such as broadband Video-on-Demand (VOD) and Advertising Insertion (ASG) to its global customer base. The Company serves the worldwide interactive multimedia market from its headquarters in Beaverton, Oregon, and through subsidiaries located in the United States, Europe and Asia. The assets and certain liabilities of Company were acquired by C-COR Incorporated on December 31, 2004 (see note 3).

(2)	Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of nCUBE and its wholly owned subsidiaries. Intercompany balances and transactions between the companies have been eliminated.

(b)	Foreign Currency Translation

The Company converts the assets and liabilities of foreign operations to their U.S. dollar equivalents at rates in effect at the balance sheet dates, and records translation adjustments in shareholders’ deficit as accumulated other comprehensive income. Income statements of foreign operations are translated from the operations functional currency to U.S. dollar equivalents at average rates. Foreign currency transaction gains and losses are recorded in the consolidated statements of operations.

(c)	Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method of determining cost. In assessing the ultimate realization of inventories, the Company is required to make estimates regarding future events in an industry where rapid technological changes are prevalent. Provisions are established for excess and obsolete inventories after evaluation of historical sales and usage, current economic trends, market conditions, product rationalization, forecasted sales, product lifecycles, and current inventory levels.

(d)	Property and Equipment

Equipment and furniture are carried at cost and depreciated for financial reporting purposes using the straight-line method over estimated useful lives of three years. Leasehold improvements are amortized over the life of the property or lease term, whichever is shorter. Expenditures for maintenance and repairs are charged directly to the appropriate operating accounts at the time the expense is incurred. Expenditures determined to represent additions and betterments are capitalized. The cost of property sold or retired and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income.

nCUBE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2004 and December 31, 2003

(e)	Accounting for Long-Lived Assets

The Company reviews its long-lived assets and related intangibles for impairment periodically or as events or circumstances indicate that the carrying amount of long-lived assets and related intangibles may not be recoverable. If the estimated net cash flows are less than the carrying amount of the long-lived assets, the Company recognizes an impairment loss in an amount necessary to write down long-lived assets to fair value as determined from expected discounted future cash flows.

(f)	Research and Development Costs

Costs incurred for research and development are charged to operations as incurred.

(g)	Revenue Recognition and Related Matters

System and software revenues are recognized based on the guidance in American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, Software Revenue Recognition (SOP 97-2) and related amendments, SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. nCUBE recognizes revenue from VOD and ASG systems when persuasive evidence of an arrangement exists, the system has been delivered, the fee is fixed and determinable and collectibility of the fee is probable. Under multiple element arrangements, nCUBE allocates revenue to the various elements based on vendor-specific objective evidence (VSOE) of fair value. nCUBE’s VSOE of fair value is determined based on the price charged when the same element is sold separately. If VSOE of fair value does not exist for all elements in a multiple element arrangement, nCUBE recognizes revenue ratably over the delivery period of the undelivered elements. If VSOE exists for the undelivered elements, nCUBE uses the residual method to recognize revenue. Under the residual method, the fair value of the undelivered elements is deferred and recognized ratably, and the remaining portion of the arrangement is recognized as revenue upon delivery, which generally occurs on completion of installation.

Customers are billed for installation, project management, training and maintenance at the time of the product sale. Revenue from technical support and maintenance is deferred and recognized ratably over the period of the related agreements. Installation costs are expensed as incurred.

Custom engineering and integration services performed are typically completed within 90 days from receipt of an order. Revenues from these services are recognized upon completion and delivery of such services to the customer.

In certain instances, nCUBE’s customers require significant customization of both the software and hardware products and, therefore, the revenues are recognized as long term contracts in conformity with Accounting Research Bulletin (ARB) No. 45, Long Term Construction Type Contracts and SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. For long-term contracts, revenue is recognized using the completed contract method of accounting where no revenue is recognized until the contract is completed and the customer has accepted the end product.

nCUBE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2004 and December 31, 2003

(h)	Deferred Revenue and Costs

Deferred revenue consists of billings for maintenance contracts and for products that are pending completion of the revenue recognition process. Maintenance revenue, whether bundled with the product or priced separately, is recognized ratably over the maintenance period. At September 30, 2004 and December 31, 2003, deferred revenue includes billings to certain customers who agreed to make progress payments for systems that had been delivered but were waiting testing and acceptance. For these systems, revenue will be recognized on completion of testing and acceptance and any remaining revenues at the end of the period are recognized under the residual method.

Deferred costs represent the hardware costs of sales shipped but not installed, for which no revenue has been recognized.

(i)	Capitalized Software

nCUBE accounts for research and development costs in accordance with several accounting pronouncements, including SFAS 2, Accounting for Research and Development Costs and SFAS 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed (SFAS 86). SFAS 86 specifies that costs incurred internally in researching and developing a computer software product should be charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, all software costs should be capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established. We have determined that technological feasibility for our software products is reached shortly before the products are released to manufacturing. Costs incurred by nCUBE between technological feasibility and the point at which the products are ready for market have been insignificant and as a result nCUBE has no internal software development costs capitalized at September 30,2004 and December 31,2003.

(j)	Shipping and Handling Costs

The Company classifies shipping and handling costs as a component of cost of good sold in the consolidated statements of operations. Shipping and handling costs included in cost of goods sold for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002 were $123, $111, and $180, respectively.

(k)	Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires an asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for temporary differences between financial statement and income tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the tax rates and laws that are currently in effect. In addition, the standard requires that the amount of any future tax benefits be reduced by a valuation allowance until it is more likely than not such benefits will be realized.

nCUBE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2004 and December 31, 2003

(l)	Statement of Cash Flows

Cash paid for interest for the nine months ended September 30, 2004 and years ended December 31, 2003 and 2002 was $9,166, $8,222, and $6,226, respectively. The Company transferred internally constructed computer hardware of $389 and $375 and $1,131 during 2004, 2003, and 2002, respectively from inventory to equipment. The hardware, which was subsequently used as an operating asset, was transferred at cost. These transactions represent noncash investing activities.

(m)	Advertising Costs

Advertising costs are charged to expense as incurred. Advertising costs were $48, $30, and $185 for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, respectively.

(n)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(o)	Risk Factors

The media streaming market is highly competitive and the competition is likely to intensify. While the Company believes that its products are superior to those of its competitors, there can be no assurance that the Company will be able to compete successfully with existing and future products.

The following summarizes revenues by significant customer where such revenue exceeded 10% of total revenues of that year.

	Nine months ended September 30, 2004	Year ended December 31
		2003	2002
Customer A	24%	5%	2%
Customer B	13	16	19
Customer C	13	13	—
Customer D	15	16	13
Customer E	8	11	1

	73%	61%	35%

(p)	Comprehensive Loss

The components of comprehensive loss include net loss and foreign currency translation gains (losses), net of tax. Comprehensive loss is presented in the consolidated statements of shareholders’ deficit.

nCUBE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2004 and December 31, 2003

(q)	Allowance for Doubtful Accounts

The Company is required to estimate the collectibility of its accounts and notes receivable. The Company establishes a general allowance for doubtful accounts based on percentages applied to certain aged receivable categories. These percentages are determined by a variety of factors including, but not limited to, current economic trends, contractual terms and conditions, and historical payment experience. In addition, the Company establishes allowances to charge off specifically identified doubtful accounts for the amount deemed worthless when a loss is determined to be both probable and estimable.

(r)	Product Warranty

The Company warrants its products against defects in materials and workmanship for twelve months. A provision for estimated future costs related to warranty activities is recorded when the product is shipped, based upon our historical experience of known product failure rates and historical costs incurred in correcting product failures. In addition, from time to time, the recorded amount is adjusted for specifically identified warranty exposures if unforeseen technical problems arise. Product warranty costs are insignificant in all periods presented.

(s)	Goodwill and Other Intangible Assets

Goodwill represents the excess of acquisition cost over the fair value of the net assets, including identifiable intangible assets, of businesses acquired. The Company adopted the provisions of SFAS No. 141, Business Combinations effective July 1, 2001, and adopted SFAS No. 142, Goodwill and Other Intangible Assets (Statement 142) effective January 1, 2002. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement 142.

Other intangible assets represent purchased intangible assets, which include purchased technology, patents and trademarks. Amounts allocated to purchased technology, patents, and trademarks are amortized on a straight-line basis over three years.

The Company’s identifiable intangible assets were fully amortized in 2003. Amortization expense related to identifiable intangible assets was $625 in 2003 and $900 in 2002.

(t)	Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R (revised 2004), Share-Based Payment, (SFAS 123R). SFAS 123R replaces SFAS N . 123, Accounting for Stock-Based Compensation and APB Opinion No. 25, Accounting for Stock Issued to Employees. This statement requires that the cost of all forms of equity-based compensation issued to employees, excluding employee stock ownership plans, be recognized in a company’s consolidated statements of income and that such cost be measured at the fair value of the stock options. SFAS 123R also amends SFAS No. 95, Statement of Cash Flows, to require that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. This statement is effective for financial statements relating to the first interim reporting period that begins after June 15, 2005.

nCUBE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2004 and December 31, 2003

(u)	Accounting for Employee Stock Award Plans

The FASB issued SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), which defines a fair value based method of accounting for employee stock options and similar equity instruments. However, SFAS 123 allows an entity to continue to measure compensation cost for employee stock plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income as if the fair value based method of accounting defined in SFAS 123 had been adopted.

The Company has elected to account for its stock-based compensation plans in accordance with the provisions of APB 25; accordingly, the Company has elected to provide pro forma disclosures as required by SFAS 123. The Company has computed, for pro forma disclosure purposes, the value of all options granted under the stock option plans during 2004, 2003, and 2002 using the minimum value option-pricing model as prescribed by SFAS 123, with the following weighted average assumptions:

	Nine months ended September 30, 2004	Year ended December 31
		2003	2002
Risk-free interest rate	3.05%	2.80%	2.49%
Expected dividend yield	—%	—%	—%
Expected life	4 years	4 years	4 years
Expected volatility	—%	—%	—%

The total value of options granted would be amortized on a pro rata basis over the vested period of the options. Options generally vest equally over four years. If the Company had accounted for these plans in accordance with SFAS 123, the Company’s net loss would have increased as reflected in the following pro forma amounts:

	Nine months ended September 30, 2004	Year ended December 31
		2003	2002
Net loss as reported	$23,016	32,149	45,453
Add total stock-based employee compensation expense determined under fair value based method for all awards	207	470	497

Pro forma net loss	$23,223	32,619	45,950

nCUBE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2004 and December 31, 2003

In December 2002, the FASB issued Statement 148. The provisions of Statement 148 amend Statement 123, to provide alternative methods of transitioning to a fair value-based method of accounting for stock-based employee compensation. In addition, Statement 148 also expands the disclosure requirements of Statement 123 by requiring more detailed disclosure in both annual and interim financial statements. The Company adopted Statement 148 effective December 28, 2002. The transition provisions of Statement 148 did not have a material impact on the Company’s financial results, as the Company has not adopted the fair value-based accounting provisions of Statement 123.

(3)	Acquisition of the Company

On December 31, 2004, nCUBE completed the sale of its business to C-COR Incorporated (C-COR), a publicly held company headquartered in State College, Pennsylvania (NASDAQ-CCBL). nCUBE became part of C-COR’s Broadband Management Solutions segment. Consideration for the acquisition consisted of 4,500,000 shares of the C-COR’s common stock, $35,000 principal amount of the C-COR’s 3.5% senior unsecured 5-year convertible notes, $20,000 in cash, and the assumption of certain liabilities. The common stock portion of the consideration was based upon the C-COR’s average common stock price over a period which included two days before and after the measurement date, which was October 22, 2004. Based upon the average common stock price, the aggregate purchase consideration was approximately $88,000, excluding certain liabilities assumed.

(4)	Related Party Transactions

The Company has historically relied on a shareholder to provide working capital, some of which is in the form of loans payable on demand, to the Company. As of September 30, 2004 and December 31, 2003, the Company has an outstanding loan payable to this shareholder totaling $134,103 and $118,103, respectively. The loans bear interest at 10.0% and interest payable at September 30, 2004 and December 31, 2003 is $3,397 and $2,920, respectively.

A shareholder of the Company has guaranteed the Company’s revolving line of credit under a guarantee fee arrangement. The arrangement provides for the shareholder to receive a guarantee fee on revolving notes equal to the difference between the bank’s interest rate and 7.0%. Guarantee fee expense totaled $1,744, $2,327, and $2,049 in 2004, 2003, and 2002, respectively. Guarantee fees payable totaling $560 and $597 are included in accrued liabilities as of September 30, 2004 and December 31, 2003, respectively.

Oracle Corporation, whose Chairman and Chief Executive Officer is a shareholder of the Company, provided products and maintenance services to the Company totaling $196, $83, and $167 during the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, respectively. These costs were paid with cash. At September 30, 2004 and December 31, 2003, the Company had accounts payable owed to Oracle Corporation of $17 and $0, respectively.

nCUBE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2004 and December 31, 2003

(5)	Inventories

Inventories consist of the following at:

	September 30, 2004	December 31, 2003
Raw materials	$3,371	4,119
Work-in-process	964	236
Service spare parts	773	866
Finished goods	200	318

	$5,308	5,539

(6)	Property and Equipment

	September 30, 2004	December 31, 2003
Property and equipment consist of the following at:
Machinery and equipment	$12,949	12,794
Furniture and fixtures	313	313
Leasehold improvements	960	916
Accumulated depreciation	(11,551)	(11,020)

Net property and equipment	$2,671	3,003

(7)	Revolving Line of Credit

At September 30, 2004, the Company had a $44,000 revolving line of credit with Chase Manhattan Bank, which was scheduled to expire on February 28, 2005. The line of credit is collateralized by personal property and guaranteed by a shareholder. Interest is payable periodically at (i) the rate of interest announced from time to time by the bank at its reference rate or (ii) optional rates, as defined in the agreement and as elected by the borrower at the time of advance. The loan was paid in full in January 2005.

(8)	Shareholders’ Deficit

Preferred Stock

The Company has authorized 2,500,000 shares of preferred stock, par value $0.001 per share, of which 65,726 shares of Series A have been issued. Such stock may be issued by the board of directors in one or more series, with the preferences, limitations and rights of each series to be determined by the board of directors. The Series A preferred stock has preferential liquidation and dividend rights, and is convertible to common stock, either at the shareholder’s option or automatically on the occurrence of certain specified events.

nCUBE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2004 and December 31, 2003

Stock Option Plans

The Company has a 1997 Company stock option plan and a 2000 executive stock option plan. The Company also has a SkyConnect stock option plan as a result of the merger with SkyConnect in 1999. Under the plans, selected individuals are granted either incentive stock options (ISOs) or nonqualified stock options (NQSOs). NQSOs may be granted to any employee, officer, director, consultant, independent contractor or advisor of the Company. ISOs may be granted only to employees (including officers and directors who are also employees). Under the terms of these plans, the purchase price of shares subject to options granted as ISOs and NQSOs will not be less than 100% and 85% of their fair market value, respectively, at the date of grant. No options have been granted at less than 100% of their fair market value. Options granted are exercisable for a period as determined by the Company at date of grant. The terms of the 1997 plan provide that optionees must give advance notice of intent to exercise and that the Company has an option redemption right to buy out the options rather than issue shares. There have been no option redemptions under the 1997 plan.

At September 30, 2004, 1,451,413 and 105,730 shares have been authorized for issuance under the 1997 plan and the SkyConnect plan, respectively. The 2000 executive plan has 1,200,000 shares authorized for issuance, and all options granted to date under this plan have an exercise price of $15 per share. Under the 1997 plan, all option grants prior to 1999 are at an exercise price of $0.50 per share, while options granted in 1999 are at an exercise price of $ 1.00 per share and options granted after 2000 are at an exercise price of $15.00 per share. Options outstanding under the SkyConnect plan have exercise prices ranging from $31.82 to $37.55 per share. The Company has a total of 1,354,532 shares available for grant under all plans.

The following table summarizes activity in the stock plans:

	2004		2003		2002
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Options outstanding at beginning of period	1,476,019	$13.772		$13.856	2,328,981	$13.634
Granted	25,500	15.000	98,500	15.000	66,000	15.000
Exercised	(2,500)	1.000	(949)	1.000	(16,574)	1.024
Canceled	(98,908)	16.981	(348,417)	14.504	(615,522)	13.485

Options outstanding at end of period	1,400,111	13.591	(250,866)	13.772	1,762,885	13.856

Exercisable at end of period	1,211,638	13.371	1,015,887	13.216	836,624	13.505
Weighted average fair value of options granted during the period		1.72		1.59		1.42

nCUBE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2004 and December 31, 2003

The following table sets forth the exercise price range, number of shares outstanding at September 30, 2004 weighted average remaining contractual life, weighted average price, number of exercisable options, and weighted average exercise price of exercisable options by groups of similar and grant date:

	Options outstanding			Options exercisable
Exercise price range	Outstanding shares at September 30, 2004	Weighted average remaining contractual life (partner)	Weighted average exercise price	Exercisable options	Weighted average exercise price
$0.500	1,110	3.25	$0.50	1,110	$0.50
1.000	193,758	5.09	1.00	193,758	1.00
15.000	1,170,000	6.30	15.00	981,527	15.00
31.820	6,881	3.03	31.82	6,881	31.82
37.550	28,362	1.46	37.55	28,362	37.55

	1,400,111	6.01	13.59	1,211,638	13.37

Stock Warrants

At September 30, 2004, the following warrants are outstanding:

Number of shares	Exercise price per share	Expiration date
62,225	26.52	December 31, 2004
75,030	33.32	July 27, 2010
512,000	33.32	November 14, 2011
292,617	33.32	February 23, 2011

941,872

No warrants were exercised during 2004, 2003, or 2002. Of the warrants outstanding, 941,872 shares are exercisable as of September 30, 2004.

(9)	401(k) Plan

The Company has a savings incentive plan (the 401 (k) Plan) that is intended to qualify under Section 401(k) of the Internal Revenue Code (the Code). All U.S. employees of nCUBE are eligible to participate in the 401(k) Plan except the following: (1) those covered by collective bargaining agreements; (2) nonresident aliens who receive no earned income from the Company; and (3) “leased” employees within the meaning of Section 414(n) of the Code. There were no contributions made by the Company into the plan for the nine months September 30, 2004 or years ended December 31, 2003 and 2002.

(10)	Income Taxes

As of September 30, 2004, the Company had federal and state net operating loss carryforwards and tax credit carryforwards of approximately $210,000 and $344, respectively. In addition, the Company had net operating loss carryforwards in foreign jurisdictions. In certain circumstances, due to ownership changes, the net operating loss and credit carryforwards may be subject to limitations under the Internal Revenue Code. The carryforwards expire in varying amounts beginning in 2005 through 2024.

nCUBE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2004 and December 31, 2003

Significant components of deferred tax assets are as follows:

	September 30, 2004	December 31, 2003
Deferred tax assets:
Net operating loss carryforwards	$84,062	76,770
Tax credits	344	344
Inventory	1,262	1,665
Fixed assets	986	986
Accruals and reserves	599	702
Revenue recognition	4,617	2,882
Book loss in excess of tax loss	345	345
Other	387	387

	92,602	84,081
Deferred tax liabilities:
Prepaid assets and other accruals	(111)	(598)
Tax loss in excess of book loss	(2,981)	(2,981)

	89,510	80,502
Less valuation allowance	(89,510)	(80,502)

Net deferred tax assets	$—	—

The Company has provided a valuation allowance for the deferred tax assets due to the uncertainty of the Company being able to generate sufficient taxable income to realize these deferred tax assets. The Company’s valuation allowance increased approximately $9,000 and $12,100 in 2004 and 2003, respectively primarily due to the increase in its deferred tax assets for net operating losses incurred during these periods. Certain of the deferred tax assets may be realized as a result of the acquisition of the Company discussed in Note 3.

(11)	Commitments and Contingencies

Leases

The Company has noncancelable operating lease commitments on leased office space. The lease agreements for several leased offices provide for rent and a common area maintenance fee. The rent schedules and the common area maintenance fees are subject to escalation depending on the actual costs of tenant improvements and maintenance cost, respectively, incurred by the lessor.

The Company has cash deposits being held as security on the various leases described above. Rent expense was approximately $798, $1,007 and $1,242 for the nine months ended September 30, 2004 and years ended December 31, 2003 and 2002, respectively.

During 2002, the Company had sublease income of $186. These amounts are included as an offset to general and administrative expenses in the consolidated statements of operations.

nCUBE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2004 and December 31, 2003

Future minimum payments, by year and in the aggregate, under a noncancelable operating lease were $655 at September 30, 2004. The lease was renewed early in February 1, 2005 for an additional five year term which reduced the future minimum payments due under the previous lease by $328.

The minimum lease payments under the renewal are as follows:

2005	$115
2006	633
2007	652
2008	671
2009	692
Thereafter	772

Total future minimum lease payments	$3,534

Guarantees and Indemnification Obligations

nCUBE enters into indemnification agreements in the ordinary course of business with customers. Most of these agreements require nCUBE to defend and/or indemnify the other party against intellectual property infringement claims brought by a third party with respect to nCUBE’s products.

nCUBE warrants that its products, including software products, will substantially perform in accordance with its standard published specifications in effect at the time of delivery. Most warranties have at least a one year duration commencing from installation. In addition, nCUBE provides maintenance support to all customers and therefore allocates a portion of the systems purchase price to the initial warranty period and recognizes revenue on a straight line basis over that warranty period related to both the warranty obligation and the maintenance support agreement. When nCUBE receives revenue for extended warranties beyond the standard duration, it is deferred and recognized on a straight line basis over the contract period. Related costs are expensed as incurred. As of September 30, 2004 and December 31, 2003, nCUBE had revenue deferrals related to initial and extended warranties of approximately $20,723 and $20,690, respectively, in deferred revenue. nCUBE believes that the likelihood is remote that any such arrangements could have a material adverse effect on its financial position, results of operation or liquidity.

Legal Proceedings

SeaChange International, Inc. (SeaChange) filed a suit against the Company in a federal district court in Delaware on June 13, 2000 for infringement of U.S. Patent No. 5,862,312 entitled Loosely Coupled Mass Storage Computer Cluster (the 312 patent). The trial began on September 18, 2000 to determine the sole issue of the validity of the ‘312 patent. At the conclusion of the trial on September 25, 2000, the district court entered a judgment that Company infringed the asserted claims and that such claims were not invalid. No monetary damages were awarded. The Company appealed the district court’s judgment to the United States Court of Appeals for the Federal Circuit. Oral arguments were heard on February 11, 2005 and the parties await the disposition of those arguments by the appellate court.

nCUBE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2004 and December 31, 2003

Immediately following the jury’s verdict, and based on design modifications agreed to by SeaChange during the trial, the Company made a minor change to its data storage design, and the Company’s products have not experienced any loss in performance.

The Company initiated litigation against SeaChange for patent infringement on January 8, 2001 in a federal district court in Delaware. The complaint alleges that SeaChange is violating nCUBE’s U.S. patent 5,805,804 entitled “Method and Apparatus for Scalable, High Bandwidth Storage, Retrieval, and Transportation of Multimedia Data on a Network” (the ‘804 patent). Following a week-long trial, the jury returned a verdict finding that: (1) SeaChange infringed the asserted claims both literally and under the doctrine of equivalents; (2) SeaChange’s infringement was willful; (3) the asserted claims were not invalid; and (4) Company was entitled to damages of $1.7 million plus a running royalty of 7% on all SeaChange sales of the accused product. In April 2004, the district court entered judgment on the jury verdict and awarded Company 2/3 of its attorney fees and enhanced by damages by a factor of two. SeaChange appealed the jury’s verdict and the district court’s award to the United States Court of Appeals for the Federal Circuit. SeaChange filed its opening brief on November 22, 2004. Company’s response brief was filed on January 6, 2005. No oral argument has yet been scheduled in this appeal.

In addition to the SeaChange proceedings, the Company is also involved in routine legal matters incidental to its business. The Company believes that the resolution of the SeaChange suits and these other routine matters will not have a material effect on its financial position or results of operations.

(12)	Segment Reporting

The Company has adopted SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and for related disclosures about products and geographic areas. nCUBE designs and manufactures products that target several markets within the broadband streaming media segment of the interactive multimedia industry. The Company generally manages its resources on an enterprise-wide basis for assessing performance. Accordingly, based on the provisions of SFAS 131, the Company operates in one segment.

The Company has geographic operations in the United States and Europe. Operating income is total revenue less operating expenses. In computing operating income, none of the following items have been added or deducted: interest income or expense, other income or expense or a provision for income taxes. Identifiable assets are those assets of the Company that are identified with the operations in each geographic location.

nCUBE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2004 and December 31, 2003

The following data represents geographic information.

	United States	Europe	Consolidated
Nine months ended September 30, 2004:
Net sales	$29,643	2,726	32,369
Operating loss	(10,222)	(971)	(11,193)
Identifiable assets	24,340	1,218	25,558

Year ended December 31, 2003:
Net sales	$29,616	1,882	31,498
Operating loss	(17,692)	(3,264)	(20,956)
Identifiable assets	29,175	1,559	30,734

Year ended December 31, 2002:
Net sales	$21,275	1,338	22,613
Operating loss	(35,547)	(2,638)	(38,185)